 Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS THIRD
QUARTER EARNINGS

October Comparable Sales Results Announced

Highlights

•
Earnings per share of $0.62 in 2005 vs. $0.46 in 2004 (2005 EPS includes an $0.11 gain per share associated with the consolidation of BIBP Commodities, Inc. (BIBP) while 2004 included a $0.02 loss per share from BIBP)

•	48 restaurant openings and 30 closures during the quarter (including 7 closures attributable to the impact of Hurricane Katrina)
•	Domestic system-wide comparable sales for the quarter increased 3.9%
•	Domestic system-wide comparable sales for October increased 5.9%
•
Year-to-date cash flow from operations of $63.3 million vs. $21.3 million for the comparable period in 2004 ($62.0 million in 2005 vs. $41.8 million in 2004, excluding the impact of consolidating BIBP results in both periods)

Louisville, Kentucky (November 1, 2005) - Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $236.3 million for the third quarter of 2005, representing an increase of 3.7% from revenues of $227.8 million for the same period in 2004. Net income for the third quarter of 2005 was $10.8 million, or $0.62 per share (including a net gain of $1.9 million, or $0.11 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s net income of $7.9 million, or $0.46 per share (including a net loss of $312,500, or $0.02 per share, from the consolidation of BIBP).

“We are very pleased with our third quarter results,” said Papa John’s President and CEO, Nigel Travis. “We were able to balance a healthy level of investment spending with our current earnings growth objectives, while overcoming substantially higher year-over-year fuel costs, unexpected costs related to Gulf Coast hurricane relief efforts and additional charges driven by the impact of the significant increase in our stock price during the quarter on certain equity-based compensation programs. We are also very pleased with the early results of the performance of our new Papa’s Perfect Pan Pizza during the initial product launch in October.”

“I am incredibly proud of how the Papa John’s system responded to the challenges presented by Hurricanes Katrina and Rita,” noted Travis. “Corporate and franchise team members from across the country came together to reopen all but a handful of the impacted restaurants in a very short period of time, while generously providing more than 100,000 meals to evacuees and relief workers. In total, the Papa John’s system provided upwards of $1 million in product and cash contributions to help those impacted by the storms. A Franchise Team Member Relief Fund was also established to aid employees impacted by these storms and future calamities.”

Revenues were $730.8 million for the nine months ended September 25, 2005, representing an increase of 5.2% from revenues of $694.8 million for the same period in 2004. Net income for the nine months ended September 25, 2005 was $31.6 million, or $1.85 per share (including a net gain of $800,000, or $0.05 per share, from the consolidation of BIBP), compared to last year’s net income of $13.8 million, or $0.79 per share (including a net loss of $12.8 million, or $0.73 per share, from the consolidation of BIBP).

Revenues Comparison

The primary factors impacting the year-over-year increases in revenues for the three- and nine-month periods ended September 25, 2005 were an increase in comparable sales for both company-owned and franchised restaurants (see more detailed information below), and the impact of higher commodity prices, primarily cheese, on domestic commissary sales.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the third quarter of 2005 was $17.2 million compared to $12.6 million for the corresponding period in 2004. For the nine months ended September 25, 2005, pre-tax income was $50.2 million compared to $22.0 million for the corresponding period in 2004. Excluding the impact of the consolidation of BIBP, third quarter pre-tax income was $14.1 million, an increase of $1.0 million over 2004 comparable results, and pre-tax income for the nine months ended September 25, 2005 was $49.0 million, an increase of $6.4 million over comparable 2004 results. The increase of $1.0 million and $6.4 million, respectively, in pre-tax income for the three- and nine-month periods ended September 25, 2005 as compared to the same periods in the previous year (excluding the consolidation of BIBP) is principally due to the following:

•
Operating income at domestic company-owned restaurants increased $5.2 million for the quarter and $11.7 million for the year-to-date period primarily due to fixed cost leverage associated with the noted increase in comparable sales for the corresponding periods and improved margin from an increase in restaurant pricing, partially offset by increased commodity costs (primarily cheese). The previously announced delivery charge implementation for the majority of company-owned restaurants in June 2005 allowed for additional pricing flexibility that led to increased comparable transactions during the third quarter.

•
Domestic franchising operating income increased $500,000 for the quarter and $2.8 million for the year-to-date period primarily as a result of higher royalties from the noted increases in comparable sales and lower administrative costs associated with franchise operations for the corresponding periods. The year-to-date 2005 operating income was also favorably impacted from increased domestic unit openings.

•
Domestic commissaries operating income increased $600,000 for the quarter primarily due to lower administrative costs. On a year-to-date basis, operating income increased $4.8 million primarily as a result of improved operating margin and lower administrative costs. The quarter and year-to-date 2005 operating income for the domestic commissaries reporting unit included approximately $200,000 of costs associated with food product donated for Gulf Coast hurricane relief efforts. Additionally, higher fuel costs have resulted in distribution cost increases approximating $700,000 for the quarter and $1.1 million for the year-to-date period as compared to the prior year. The year-to-date 2005 operating income includes a Q1 pre-tax charge of $925,000 associated with the closing of the Jackson, Mississippi facility at the end of March 2005.

•
International operating income decreased approximately $835,000 for the quarter and $925,000 for the year-to-date period due to declining restaurant and commissary sales predominately related to the Perfect Pizza branded units in the United Kingdom (see further discussion below).

•
Operating income for the All Others reporting segment was relatively flat for the quarter and increased $1.3 million for the year-to-date period primarily because of an incremental $1.0 million charge incurred by the franchise insurance program during the second quarter of 2004 related to claims loss reserves.

•	Unallocated corporate expenses increased $4.4 million for the quarter and $12.9 million for the year-to-date period primarily due to the following (in millions):

		Period Ended September 25, 2005
		Quarter	Year-to-date

o	Business unit and corporate management bonuses	$1.1	$4.3
o	Employee benefit costs	0.6	1.3
o	Professional fees	1.2	3.2
o	Equity compensation and executive performance unit incentive plan	0.8	0.9
o	Prior year gain on sale of unused property	-	0.5
o	Reduced allocation to operating units and other	0.7	2.7

		$4.4	$12.9

The increase in business unit and corporate management bonuses is the result of meeting pre-established performance goals. The increase in employee benefit costs consists primarily of payroll taxes associated with stock option exercises, an increase in the amount of FICA taxes paid on employee tips and increased health insurance costs. The increased professional fees are primarily related to consulting expenses associated with certain marketing and franchisee effectiveness projects, as announced in the prior quarter.

The increased equity compensation charge is primarily related to the performance unit program, one component of the 2005 executive incentive compensation program, as previously disclosed in the 2005 proxy statement and other filings. The performance unit program provided for the awarding of performance units, the ultimate value of which is based upon the company’s ending stock price and total shareholder return relative to a peer group of companies over a three-year performance period ending in December 2007, with awards paid in cash at the end of the performance period. The performance unit program requires the company to estimate the total value to be paid at the end of December 2007, which is recorded on a pro rata basis throughout the performance period, and the estimate is updated at each quarterly reporting period.

The market price of Papa John’s common stock increased approximately 22% during the third quarter, requiring a revised estimate of both the ending stock price and the three-year relative performance measure. This produced an increase of approximately $2.0 million in the total estimated payout at the end of December 2007 as compared to the previous estimate, resulting in a total third quarter charge of approximately $675,000 of which approximately $335,000 related to the change in estimate. Because the revised estimate of the total return for Papa John’s common stock relative to the peer group over the three-year performance period ending December 2007 is now near the maximum level allowable under the performance unit program, any further increases in the total estimated payout are not expected to be significant. However, volatility in the earnings charge or credit recorded from quarter to quarter in response to future estimated payout revisions might occur throughout the remainder of the three-year performance period.

Cash Flow

Cash flow from operations increased to $63.3 million in the first nine months of 2005 from $21.3 million for the comparable period in 2004. The consolidation of BIBP increased cash flow from operations by approximately $1.3 million in 2005 and reduced cash flow from operations by approximately $20.5 million in 2004. The primary reasons for the $20.2 million increase in cash flow from operations in the first nine months of 2005 as compared to the same period in 2004 (prior to BIBP consolidation) were the above noted net increases in operating income, net of income taxes, favorable working capital changes and the tax benefits related to the exercise of non-qualified stock options.

Form 10-Q Filing

See the Management Discussion & Analysis section of our third quarter Form 10-Q filed with the Securities and Exchange Commission for additional information concerning the operating results and cash flows for the three- and nine-month periods ended September 25, 2005.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the third quarter increased 3.9% (composed of an 8.7% increase at company-owned restaurants and a 2.3% increase at franchised restaurants). Lost sales attributable to temporarily closed restaurants as a result of Hurricanes Katrina and Rita were estimated to negatively impact reported system-wide comparable sales by approximately 0.4% for the quarter. Total system-wide international sales increased 12.4% for the quarter, on a constant U.S. dollar basis, over the comparable period last year.

The company today announced that domestic system-wide comparable sales for the four weeks ended October 23, 2005 increased approximately 5.9% (composed of a 10.3% increase at company-owned restaurants and a 4.7% increase at franchised restaurants). Continuing the recent trend, October comparable sales results for company-owned restaurants were primarily attributable to increased transactions while the results for franchise restaurants were primarily attributable to increased ticket average. Total system-wide international sales for the four weeks ended October 23, 2005 increased 13.6%, on a constant U.S. dollar basis, over the comparable period last year.

In addition to the franchise restaurant issues related to Hurricanes Katrina and Rita in the Gulf Coast region, Hurricane Wilma impacted both company-owned and franchised restaurants on both coasts of Florida. Lost sales attributable to temporarily closed restaurants as a result of Hurricanes Katrina and Rita (and to a much less degree Hurricane Wilma due to its timing) were estimated to negatively impact reported system-wide comparable sales by approximately 0.4% for our October period. The impact of Hurricane Wilma on November comparable sales and fourth quarter operating results is not expected to be significant as the majority of units temporarily closed have now reopened, and no restaurants are expected to be reported as permanently closed due to this storm.

During the third quarter of 2005, 27 domestic and 21 international restaurants were opened (two company-owned and 45 franchised Papa John’s restaurants and one franchised Perfect Pizza restaurant in the United Kingdom), and 30 restaurants closed (one company-owned and 27 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants), including seven domestic franchised Papa John’s restaurants that closed as a direct result of the impact of the severe weather in the Gulf Coast region.

For the first nine months of 2005, 81 domestic and 63 international restaurants were opened (four company-owned and 136 franchised Papa John’s restaurants and 4 franchised Perfect Pizza restaurants) and 84 restaurants closed (one company-owned and 75 franchised Papa John’s restaurants and 8 franchised Perfect Pizza restaurants).

At September 25, 2005, there were 2,894 Papa John’s restaurants (572 company-owned and 2,322 franchised) operating in 49 states and 19 countries. The company-owned unit count includes 108 restaurants owned in joint venture arrangements, the operations of which are fully consolidated into the company’s results. The company is also the franchisor of 113 Perfect Pizza restaurants in the United Kingdom.

Acquisition and Divestiture Activity

As previously disclosed, the sale of 84 company-owned restaurants in Colorado and Minnesota to a new franchise group, PJCOMN Acquisition Corporation, an affiliate of Washington, DC-based private equity firm Milestone Capital Management, LLC, was completed on September 26, 2005 (the first day of our October reporting period). The total purchase price was $12 million, including $1 million of prepaid royalties, and was received in cash at closing. The primary factors impacting the decision to sell these markets were the opportunity to tighten the geographic focus of corporate operations and add an experienced, well-capitalized franchise organization to the system. The transaction is not expected to have a significant impact on 2005 operating results.

The acquisition by the company of seven franchised restaurants in the Philadelphia market was completed subsequent to the end of the third quarter. We plan to consolidate additional franchise units in this market as the opportunity arises and expect to build approximately 20 company-owned units over the next four to five years in order to more quickly achieve greater market penetration and awareness. If successful, this “buy and build” approach may be used in additional under-penetrated domestic markets over time to enhance overall net unit growth and market development.

On the first day of our October reporting period, the acquisition of six franchise restaurants in the Austin, Texas market was completed by Star Papa, the joint venture between Papa John’s and Blue and Silver Ventures, Ltd., an entity of Dallas Cowboys owner Jerry Jones. Subsequent to this acquisition, Star Papa owns a total of 78 Papa John’s restaurants in Texas.

International Update

During the third quarter, the initial Papa John’s restaurant was opened in two markets, Kuwait and U.S. Virgin Islands. A total of 21 restaurants were opened in all international markets during the quarter and 63 were opened during the first three quarters of 2005, of which 28 have occurred in our fastest growing markets of Korea and China. At the end of the third quarter, we had a total of 54 restaurants open and contractual agreements for an additional 501 Papa John’s restaurants to be opened over the next nine years in these two countries. We also have a 100-unit development agreement for Northern India, the first unit of which is expected to open in the first quarter of 2006. Our total international development pipeline as of the end of the third quarter included 847 restaurants to be opened over the next 11 years.

In the United Kingdom, the company manages both the Papa John’s brand (82 units as of the end of third quarter) and the Perfect Pizza brand (113 units as of the end of third quarter). The United Kingdom subsidiary has reported deteriorating operating results for the past two years primarily due to lower sales by Perfect Pizza restaurants and a decrease in net franchise units due to restaurant closings. We are assessing several strategic alternatives for the United Kingdom subsidiary with a focus on increasing net Papa John’s brand franchise openings over the next several years through increased brand awareness.

Share Repurchase Activity

The company repurchased approximately 481,000 shares of its common stock during the third quarter at an average price of $47.62 per share. Subsequent to the third quarter through October 23, 2005, the company repurchased an additional 404,000 shares of common stock at an average price of $50.41 per share. For the year-to-date through October 23, 2005, the company has repurchased a total of 1.3 million shares of common stock, and a total of 1.3 million shares of common stock have been issued upon the exercise of stock options. Additionally, the substantial increase in market price of the stock during the third quarter has increased the dilutive impact of the remaining stock options as determined by the treasury stock method of accounting.

As a result, there were 17.5 million diluted weighted-average shares outstanding for the third quarter of 2005 as compared to 16.9 million for the same period in 2004. Approximately 16.7 million actual shares of the company’s common stock are outstanding as of October 23, 2005. The company’s board of directors has authorized the repurchase of up to an aggregate $500 million of common stock through December 25, 2005, and through October 23, 2005, approximately 17.0 million shares have been repurchased at a total cost of $477.8 million (average price of $28.09).

The company’s share repurchase activity during the past twelve months increased earnings per share by approximately $0.01 for the third quarter of 2005 and $0.07 on a year-to-date basis.

Update of 2005 Earnings Guidance

The most recent earnings guidance for 2005 provided by the company in connection with the release of second quarter results was a range of $2.42 to $2.48 per share, excluding the impact from the required consolidation of BIBP. Earnings for the first three quarters of 2005, excluding BIBP consolidation, were $1.80 per share, and based upon these results, we are revising full year earnings guidance to a range of $2.44 to $2.48 per share (i.e., an implied fourth quarter earnings range of $0.64 to $0.68 per share). This revised guidance includes the impact of an expected fourth quarter charge of approximately $1.7 million ($0.06 per share) related to a discretionary contribution into Papa John’s Marketing Fund, Inc. (“Marketing Fund”) to fund additional national television flights in the fourth quarter. These additional flights are intended to build on the momentum of the recent launch of Papa’s Perfect Pan Pizza.

A summary of the other items impacting or expected to impact full year 2005 earnings includes the following:

	$ in 000’s	EPS Impact

Costs related to closing Jackson, Mississippi commissary facility	$925	$0.03

Food and other costs related to Gulf Coast hurricane relief (a)	300	0.01

Consulting fees related to certain marketing and franchisee effectiveness projects	3,500	0.13

Discretionary contribution to the Marketing Fund in the fourth quarter	1,700	0.06

Total	$6,425	$0.23

(a) Our domestic commissaries business unit incurred $200,000 of donated food costs while the remaining $100,000 relates to equipment, travel and related relief costs and is included in unallocated corporate expenses.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in advertising, promotions and discounting by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in or sustained high levels of food, labor, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about the commodity supply; economic and political and health conditions in the countries in which the company or its franchisees operate; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; higher than anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Our international operations are subject to additional factors, including currency regulations and fluctuations; differing cultures and consumer preferences; diverse government regulations and structures; ability to source high quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, November 2, 2005, at 10:00 AM EST to review third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-511-7629 for participation in the question and answer session. International participants may dial 706-634-5833.

The conference call will be available for replay beginning Wednesday, November 2, 2005, at approximately noon through Friday, November 4, 2005, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 8117791). International participants may dial 706-645-9291 (passcode 8117791).

Summary Financial Data Papa John's International, Inc.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$236,335	$227,825	$730,843	$694,771

Income before income taxes (1)	$17,163	$12,581	$50,235	$22,042

Net income	$10,813	$7,863	$31,648	$13,776

Earnings per share - assuming dilution	$0.62	$0.46	$1.85	$0.79

Weighted-average shares outstanding -
assuming dilution	17,522	16,917	17,116	17,537

EBITDA (A)	$24,925	$21,630	$74,734	$48,481

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income before income taxes.

The following is a summary of our pre-tax income (loss):

Domestic company-owned restaurants	$4,682	$(534)	$15,260	$3,581
Domestic commissaries	5,210	4,598	18,562	13,737
Domestic franchising	11,769	11,273	36,782	33,956
International	(502)	333	(423)	500
VIEs, primarily BIBP	3,044	(489)	1,264	(20,494)
All others	1,009	895	2,682	1,349
Unallocated corporate expenses	(8,012)	(3,661)	(23,594)	(10,662)
Elimination of intersegment (profits) losses	(37)	166	(298)	75
Income before income taxes	$17,163	$12,581	$50,235	$22,042

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$24,925	$21,630	$74,734	$48,481
Income tax expense	(6,350)	(4,718)	(18,587)	(8,266)
Interest expense	(987)	(1,479)	(3,802)	(3,775)
Investment income	502	204	1,248	488
Depreciation and amortization	(7,277)	(7,774)	(21,945)	(23,152)
Net income	$10,813	$7,863	$31,648	$13,776

(A)
EBITDA represents operating performance before depreciation, amortization, net interest and income taxes. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

*  *  *  *

As of October 23, 2005, Papa John’s had 2,902 restaurants (502 company-owned and 2,400 franchised) operating in 49 states and 21 countries. Papa John’s also franchises an additional 111 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$107,241	$98,086	$328,513	$306,530
Variable interest entities restaurant sales	2,121	4,904	9,581	9,949
Franchise royalties	12,312	12,093	38,585	37,124
Franchise and development fees	688	762	2,198	1,770
Commissary sales	94,787	90,738	291,195	274,889
Other sales	11,512	13,062	36,963	40,683
International:
Royalties and franchise and development fees	2,016	1,832	6,060	5,166
Restaurant and commissary sales	5,658	6,348	17,748	18,660
Total revenues	236,335	227,825	730,843	694,771

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	22,051	21,741	70,876	74,288
Salaries and benefits	32,494	31,657	100,838	97,814
Advertising and related costs	9,396	9,024	28,953	27,753
Occupancy costs	7,016	6,750	20,177	19,551
Other operating expenses	14,736	13,439	42,827	40,526
Total domestic Company-owned restaurant expenses	85,693	82,611	263,671	259,932

Variable interest entities restaurant expenses	1,781	4,103	8,324	8,784

Domestic commissary and other expenses:
Cost of sales	78,706	74,311	239,611	226,554
Salaries and benefits	7,195	7,165	21,738	21,364
Other operating expenses	11,583	14,031	37,987	43,231
Total domestic commissary and other expenses	97,484	95,507	299,336	291,149

Loss (gain) from the franchise cheese-purchasing program,
net of minority interest	(2,649)	211	(1,807)	14,555
International operating expenses	4,963	5,319	15,070	15,527
General and administrative expenses	23,529	18,180	67,587	54,289
Other general expenses	609	264	3,928	2,054
Depreciation and amortization	7,277	7,774	21,945	23,152
Total costs and expenses	218,687	213,969	678,054	669,442

Operating income	17,648	13,856	52,789	25,329
Investment income	502	204	1,248	488
Interest expense	(987)	(1,479)	(3,802)	(3,775)
Income before income taxes	17,163	12,581	50,235	22,042
Income tax expense	6,350	4,718	18,587	8,266

Net income	$10,813	$7,863	$31,648	$13,776

Basic earnings per common share	$0.63	$0.47	$1.88	$0.79
Earnings per common share - assuming dilution	$0.62	$0.46	$1.85	$0.79

Basic weighted-average shares outstanding	17,216	16,793	16,824	17,343
Weighted-average shares outstanding - assuming dilution	17,522	16,917	17,116	17,537

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 25,	December 26,
	2005	2004
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$27,357	$14,698
Accounts receivable	26,516	28,384
Inventories	23,280	23,230
Prepaid expenses and other current assets	9,128	15,208
Deferred income taxes	9,807	7,624
Total current assets	96,088	89,144

Investments	7,433	8,552
Net property and equipment	183,618	197,103
Notes receivable from franchisees and affiliates	5,500	6,828
Deferred income taxes	4,684	6,117
Goodwill	48,847	51,071
Other assets	14,959	15,672
Total assets	$361,129	$374,487

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,274	$35,934
Income and other taxes	18,395	17,270
Accrued expenses	48,949	44,771
Current portion of debt	48,767	15,709
Total current liabilities	145,385	113,684

Unearned franchise and development fees	7,575	8,208
Long-term debt, net of current portion	-	78,521
Other long-term liabilities	31,581	34,851
Total liabilities	184,541	235,264

Total stockholders' equity	176,588	139,223
Total liabilities and stockholders' equity	$361,129	$374,487

Note: The balance sheet at December 26, 2004 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 25, 2005	September 26, 2004
	(Unaudited)	(Unaudited)
Operating activities
Net income	$31,648	$13,776
Adjustments to reconcile net income to net cash
provided by operating activities:
Restaurant closure, impairment and disposition losses	104	62
Provision for uncollectible accounts and notes receivable	2,245	2,031
Depreciation and amortization	21,945	23,152
Deferred income taxes	(1,292)	(2,114)
Tax benefit related to exercise of non-qualified stock options	4,309	1,423
Other	1,926	1,387
Changes in operating assets and liabilities:
Accounts receivable	(748)	(7,306)
Inventories	(138)	(4,498)
Prepaid expenses and other current assets	6,217	538
Other assets and liabilities	(2,393)	(1,854)
Accounts payable	(5,523)	(695)
Income and other taxes	1,125	(4,960)
Accrued expenses	4,506	(1,570)
Unearned franchise and development fees	(633)	1,892
Net cash provided by operating activities	63,298	21,264

Investing activities
Purchase of property and equipment	(9,974)	(16,498)
Proceeds from sale of property and equipment	47	3,637
Purchase of investments	(6,597)	(4,569)
Proceeds from sale or maturity of investments	7,773	3,999
Loans to franchisees and affiliates	(3,085)	(2,500)
Loan repayments from franchisees and affiliates	6,414	4,023
Proceeds from divestitures of restaurants	-	78
Net cash used in investing activities	(5,422)	(11,830)

Financing activities
Net proceeds (repayments) from line of credit facility	(42,500)	26,500
Net proceeds (repayments) from short-term debt - variable interest entities	(1,325)	15,288
Payments on long-term debt	-	(250)
Proceeds from issuance of common stock from treasury stock	1,000	-
Proceeds from exercise of stock options	34,908	11,041
Acquisition of treasury stock	(36,824)	(58,027)
Proceeds from formation of joint venture	-	2,500
Other	(352)	(457)
Net cash used in financing activities	(45,093)	(3,405)

Effect of exchange rate changes on cash and cash equivalents	(124)	108
Change in cash and cash equivalents	12,659	6,137
Cash resulting from consolidation of variable interest entities	-	254
Cash and cash equivalents at beginning of period	14,698	7,071

Cash and cash equivalents at end of period	$27,357	$13,462

Restaurant Progression
Papa John's International, Inc.

	Third Quarter Ended September 25, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	570	1	2,012	292	2,875
Opened	2	-	25	20	47
Converted	-	-	-	-	-
Closed	(1)	-	(20)	(7)	(28)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	571	1	2,017	305	2,894

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	114	114
Opened	-	-	-	1	1
Converted	-	-	-	-	-
Closed	-	-	-	(2)	(2)
End of Period	-	-	-	113	113

	Third Quarter Ended September 26, 2004
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	566	1	1,984	220	2,771
Opened	1	-	29	23	53
Closed	-	-	(13)	(7)	(20)
Acquired	-	-	1	-	1
Sold	(1)	-	-	-	(1)
End of Period	566	1	2,001	236	2,804

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	124	124
Opened	-	-	-	-	-
Closed	-	-	-	(3)	(3)
End of Period	-	-	-	121	121

Restaurant Progression
Papa John's International, Inc.

	Nine Months Ended September 25, 2005
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	1	1,997	263	2,829
Opened	4	-	77	59	140
Converted	-	-	-	1	1
Closed	(1)	-	(57)	(18)	(76)
Acquired	2	-	2	-	4
Sold	(2)	-	(2)	-	(4)
End of Period	571	1	2,017	305	2,894

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	118	118
Opened	-	-	-	4	4
Converted	-	-	-	(1)	(1)
Closed	-	-	-	(8)	(8)
End of Period	-	-	-	113	113

	Nine Months Ended September 26, 2004
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	4	-	67	42	113
Closed	(5)	-	(73)	(21)	(99)
Acquired	-	-	1	1	2
Sold	(1)	(1)	-	-	(2)
End of Period	566	1	2,001	236	2,804

	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Perfect Pizza restaurants
Beginning of period	-	-	-	135	135
Opened	-	-	-	2	2
Closed	-	-	-	(16)	(16)
End of Period	-	-	-	121	121